Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CANARGO WITHDRAWS PROPOSED
CHANGE OF CONTROL STOCK OPTION PLAN

April 21, 2005 – Guernsey, Channel Islands, CanArgo Energy Corporation (“CanArgo”) (OSE:CNR, AMEX:CNR) today announced that it was withdrawing Proposal 2 described in the Proxy Statement dated March 18, 2005 issued by the Company for its Annual Meeting of Shareholders to be held at the offices of The American Stock Exchange, 86 Trinity Place, New York NY10006 on May 9, 2005 at 3.00 p.m. local time (the “Meeting”), which seeks shareholder approval of the Company’s Change of Control Stock Option Plan as described in the Proxy Statement. As a result of this withdrawal, this Proposal will not be acted upon at the Meeting.

Accordingly, the votes of shareholders on Proposal 2 indicated on proxies previously submitted by them shall be disregarded and not counted. The remaining Proposal 1 regarding the election of the nominees for directors remains unchanged and the votes of shareholders on this Proposal set forth on previously submitted proxies will be counted. Proxies which have previously been submitted by shareholders may be revoked by them by giving written notice of such revocation to the Secretary of the Company, by duly executing another proxy bearing a later date, or by attending the Meeting and voting in person.

Chairman and CEO, Dr, David Robson, commented, “We always try to listen to the views and concerns of our shareholders and in this case the Board has decided to withdraw the proposal for the Company’s Change of Control Stock Option Plan for further review. It will be our intention to revise the proposal to become more aligned with the interests of existing shareholders and for it to be proposed at a later date.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: + 47 22 04 82 06

USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300

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